Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	March 5, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192
		Mobile	+1 312 550 2986

JLL Income Property Trust
Announces Q4 2017 Portfolio Activities

•	Acquired Class-A Industrial property for $31 million, growing total portfolio assets to $2.6 billion at December 31, 2017.

•	Maintained portfolio-wide occupancy at 94 percent across apartment, retail, industrial and office.

•	Achieved Q4 total net of fee returns of 2.4 percent on Class M shares, finishing the year with 8.2 percent total net return.

•	Realized year-to-date share appreciation of 3.9 percent and an income return of 4.1 percent on Class M shares as of December 31, 2017

•	Paid dividends for twenty-four consecutive quarters, with an average annualized dividend growth rate of

•	5 percent over the last five years

Chicago (March 5, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the fourth quarter of 2017, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.
During the quarter, JLL Income Property Trust added a premier industrial asset to its portfolio, Mason Mill Distribution Center, a newly-constructed 340,000 square-foot Class A industrial property located in Atlanta’s northeast submarket of Buford, Georgia. The property is fully leased to a publicly-traded global pharmaceutical distribution company through 2027. This acquisition represents the 28th property investment the company has made in the Industrial sector representing an investment of over $560 million. Industrial properties now represent 23 percent of the overall portfolio.
“This quarter our sustained focus on delivering strong investment performance was evident as we celebrated our five-year track record with a 7.15 percent net return since inception on our Class M shares - a result that we are very proud of,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The acquisition of a fortress asset in a target industrial market this quarter, and the increase in our allocation to this high-performing property sector is another example of how we continue to deliver on our investment strategy.”
JLL Income Property Trust ended the fourth quarter with $2.6 billion in total assets made up of a geographically diversified portfolio of 69 core properties spanning the apartment, retail, industrial and office property sectors. The portfolio is highly leased with an overall occupancy of 94 percent, and an average remaining lease term of 6.3 years, supporting JLL Income Property Trust’s investment objectives of generating attractive income for distribution to stockholders.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, retail, industrial and office properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements/Past Performance
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. In addition, past performance does not guarantee future results.